Table 1: Newly Registered Ex. 107

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $1.00 per share	457(c) and 457(h)	300,000 (1)	$26.40 (2)	$ 7,920,000.00	$0.00014760 ($147.60/ million dollars registered)	$ 1,168.99 (3)
Total Offering Amounts					$ 7,920,000.00		$ 1,168.99
Total Fee Offsets							$ - (4)
Net Fee Due							$ 1,168.99

(1) Represents shares of common stock, par value $1.00 per share (the "Common Stock"), of Arrow Financial Corporation, a New York corporation (the "Registrant"), underlying the Arrow Financial Corporation 2023 Employee Stock Purchase Plan. Pursuant to Rule 416(a), the amount to be registered also includes an indeterminate number of additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act, using the average of the high and low prices as reported on as reported on the Nasdaq Global Select Market on December 4, 2023 and rounded up to the nearest cent.

(3) Rounded up to the nearest cent.

(4) See "Table 2: Fee Offset Claims and Sources" to this Exhibit 107 for information related to the fee offset.

	Registrant or Filer Name	Form or Type of Filing	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)											
Fee Offset Claims											
Fee Offset Sources